PRESS RELEASE
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 INVESTORS:                              MEDIA:
 Frank Bergonzi                          Suzanne Mead
 (717) 975-5750                          (717) 975-5887


                     STATEMENT OF RITE AID CORPORATION

 Camp Hill, PA (January 29, 1999) - A press report apparently derived from sources related to the plaintiff's attorneys in a lawsuit by a terminated employee have attempted to imply that Martin Grass, chairman and chief executive officer of Rite Aid Corporation, has not publicly disclosed certain matters. The company issued the following statement:

 Even though the story cites "No Allegation of Impropriety", an attempt was made to create an environment of negative publicity. Mr. Grass has a stake in Rite Aid worth in excess of $200 million, which is tied to the performance of the company.

 The full extent of Martin Grass' interest in any Rite Aid store location is as follows:

 o He is a minority partner in a building in downtown Mt. Carmel, Pennsylvania, which was a part of a small chain that Rite Aid acquired in 1996.

 o He is also a partner in a Giant Food shopping center in New Cumberland, Pennsylvania, in which the Rite Aid lease has been cancelled effective February 5, 1999, in conjunction with the store's relocation to a new, free-standing site.

 o The combined rent attributable to Martin Grass' interest in these two stores is $57,000 in fiscal 1999.

 Mr. Grass has no interest in the Sinking Springs Rite Aid store, which opened in January 8, 1999, or in any other Rite Aid store location.

 It is unfortunate that plaintiff's attorneys have become skilled in recent years at using the national media regardless of the merits of their cases.

 Appropriate disclosures will continue to be publicly made.

 Rite Aid has over 3,800 stores and has worked hard to provide enhanced shareholder value.